TIMCO Aviation Services, Inc.

NEWS

Release:	March 30, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
Fritz Baumgartner, Vice President Finance, Chief Accounting Officer
(336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES 2004 RESULTS

Greensboro, North Carolina, March 30, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its 2004 results of operations.

Revenue for year ended December 31, 2004 was $323.5 million, a 33% increase over the 2003 revenue of $242.5 million. Net income for 2004 was $0.9 million ($0.03 per basic and diluted share), compared to a net loss of $0.3 million ($0.01 per basic and diluted share) for 2003.

Net loss from continuing operations in 2004 was $0.7 million compared to $4.3 million in 2003. Net loss from continuing operations during 2004 benefited from a gain on the settlement of a warrant obligation of $0.2 million. Net loss from continuing operations during 2003 benefited from the elimination and reduction in accruals of $2.7 million based on settlements and revised estimates, from the collection of a $0.9 million account receivable that had previously been written off as uncollectible and from tax benefits of $1.0 million resulting from the conclusion of an IRS audit and receipt of federal and state tax refunds. Without these benefits, the net loss from continuing operations for 2004 and 2003 would have been $0.9 million and $8.9 million, respectively.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “The ongoing improvement in our operating results, at both the revenue level and at the bottom line, demonstrates that we are on the right course. This strengthening of our operations combined with the enhancement of our capital structure as a result of our recently completed tender offer, will enable TIMCO to be a better business partner with our customers in meeting their aircraft maintenance and modification needs.”

Gil West, the Company’s President and Chief Operating Officer, stated: “Our customers are continuing to look to TIMCO for a larger portion of their MR&O requirements, as evidenced by our 33% year-over-year increase in revenue. Our focus on improving the quality, efficiency and scope of services offered to our customers has been critical in securing this increased business.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing and Aircraft Interior Design, which specialize in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MR&O operations and our customers; and TIMCO

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Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

TIMCO Aviation Services, Inc.
($ thousands, except per share data)

			For the year ended December 31,
			2004	2003
Operating revenue			$323,488	$242,514
Gross Profit	(a	)	29,289	16,183
Gross Profit Percentage	(a	)	9.1%	6.7%
Operating expenses	(b	)	22,636	14,761
Operating expenses as a % of revenue	(b	)	7.0%	6.1%
Income from operations	(c	)	6,653	1,422
Loss from continuing operations	(d	)	(667)	(4,304)
Income, net, from discontinued operations	(e	)	1,580	4,043
Net income (loss)			$913	$(261)
Basic income (loss) per share			$0.03	$(0.01)
Diluted income (loss) per share			$0.03	$(0.01)

The Company is providing the following information to allow what the Company believes to be a meaningful comparison of its period to period results.

(a)	2003 gross profit benefited from the elimination of accruals aggregating $463. Without this impact, gross profit for 2003 would have been $15,720 (6.5% of revenues).

(b)	2003 operating expenses benefited from the elimination of accruals and recovery of an account receivable that had previously been written off as uncollectible aggregating $2,589. Without the impact of these items, operating expenses for 2003 would have been $17,350 (7.2% of revenues).

(c)	The income from operations for 2003 without the impact of the items noted in (a) and (b) above would have been a loss of ($1,630).

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(d)	Loss from continuing operations for 2004 included a gain on the settlement of a warrant obligation of $209. Income from continuing operations in 2003 included a $570 gain from the settlement of issues related to the sale of our Aerocell operations and an income tax benefit of $986 resulting from the conclusion of an IRS audit and the receipt of federal and state tax refunds. Without the benefit of these items and of the items described in (a) and (b) above, the net loss from continuing operations for 2004 and 2003 would have been $876 and $8,912, respectively.

(e)	Income, net, from discontinued operations reflects the gain on sale of assets, settlement of obligations and proceeds from collection of fully reserved receivables from discontinued operations. The Company’s manufacturing, redistribution and new parts operations were sold in fiscal 2000 and the process of collection on the assets from these discontinued operations is winding down. As a result, income from discontinued operations is not expected to be significant in future periods. Income, net from discontinued operations included a benefit of $825 during 2004 from the sale of our Miramar facility and a benefit of $2,770 in 2003 from the elimination and settlement of contingency exposures and reserves relating to discontinued operations.